Exhibit 10.9

October 22, 2018

Jackson Streeter

Dear Jackson:

Quanterix Corporation (the “Company”) is pleased to offer you the full-time position of SVP, Corporate Development and Strategy, reporting to me, pending Board approval.  Your effective date of hire will be November 12, 2018.  We are excited about the prospect of you joining our team.

Salary:  The Company will pay you a salary at an annual rate of $300,000, paid at a bi-weekly rate of $11,538.46 (subject to periodic review and adjustment at the discretion of the Company).

Bonus:  You will be eligible to receive an annual performance bonus.  The Company will target the bonus at up to 50% of your annual base salary earnings.  The actual bonus percentage is discretionary and will be subject to your achievement of the metrics and goals established by and agreed to with Kevin Hrusovsky.  The bonus also will be subject to your employment for the full period covered by the bonus, approval by and adjustment at the discretion of the Company and Company’s Board of Directors, and the terms of any applicable bonus plan. You must be actively employed by Quanterix on the date the bonus is paid to receive a performance bonus.

Benefits:  You will be eligible to participate in the employee benefits and insurance programs generally made available to its full-time employees, including medical insurance, dental insurance, 401K Plan and match, ESPP, Flexible Spending Account, term life insurance, and short and long term disability insurance.  Details of these benefits programs, including mandatory employee contributions, will be made available to you when you start.  You also will be eligible to receive paid vacation time.  You will be eligible for up to 20 days of paid vacation per year, which shall accrue on a prorated basis.  Other provisions of the Company’s vacation policy are set forth in the policy itself.

Stock Options & RSUs:  You will be eligible to participate in the Company’s stock option program, subject to approval by the Compensation Committee.  We will recommend to the Compensation Committee to approve that you be granted 28,441 Restricted Stock Units (RSUs) and an option to purchase 66,143 shares of the Company’s common stock at the stock’s then fair market value. The RSUs and options will vest over four years, with 25% vesting on the first anniversary of your start date, and the remaining vesting ratably on a monthly basis over the next three years. Your eligibility for stock options will be governed by the Quanterix 2017 Employee, Director and Consultant Equity Incentive Plan and any associated stock option agreement required to be entered into by you and the Company.

Representation Regarding Other Obligations:  This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition agreement or any other similar type of restriction that may affect your ability to devote full time and attention to your work at the Company.  If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible.

Other Terms:  Your employment with the Company shall be on an at-will basis.  In other words, you or the Company may terminate employment for any reason and at any time, with or without notice.  Similarly, the terms of employment outlined in this letter are subject to change at any time.  You also will be required to sign the Company’s standard “Employee Non-Solicitation, Confidentiality and Assignment Agreement” as a condition of your employment.  A copy of that Agreement is enclosed.  In addition, as with all employees, our offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

We are excited about the opportunity to work with you at Quanterix.  If you have any questions about this information, please do not hesitate to call.  Otherwise, please confirm your acceptance of this offer of employment by signing below and returning a copy to me no later than October 23, 2018.

We are confident that with your background and skills, you will have an immediate positive impact on our organization.

Sincerely,

/s/ Kevin Hrusovsky

Kevin Hrusovsky
CEO and Executive Chairman

Offer accepted:

/s/ Jackson Streeter	10/25/18
Jackson Streeter	Date